This Amended and Restated Pricing Supplement No. 2019-USNCH2214 is being filed to revise the minimum interest rate and the underwriting fee.
The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 2, 2019

Citigroup Global Markets Holdings Inc.	April-----, 2019 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2019-USNCH2214 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-224495 and 333-224495-03

Floating Rate Notes Due May 2, 2024

•	The notes will pay interest at a floating rate that will be reset quarterly and will equal 3-month U.S. dollar LIBOR plus a spread of 0.40% per annum, subject to the minimum interest rate specified below.

•	The notes are unsecured senior debt obligations of Citigroup Global Markets Holdings Inc. and are guaranteed by Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	There is uncertainty about the future of 3-month U.S. dollar LIBOR. The amount of interest payable on the notes will be calculated using a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing date:	April 30, 2019
Original issue date:	May 2, 2019
Maturity date:	May 2, 2024. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Interest rate per annum:	For each interest period, a floating rate equal to 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of such interest period plus a spread of 0.40% per annum, subject to the minimum interest rate
Minimum interest rate:	At least 1.75% per annum (to be determined on the pricing date)
Interest period:	Each three-month period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date
Interest payment dates:	The 2nd day of each February, May, August and November, beginning on August 2, 2019 and ending on the maturity date. If any interest payment date is not a business day, then the payment required to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if it had been made on that interest payment date. No additional interest will accrue as a result of delayed payment.
Day count convention:	Actual/360 Unadjusted. See “Determination of Interest Payments” in this pricing supplement.
Business day:	Any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close
Business day convention:	Following
CUSIP / ISIN:	17326YTF3 / US17326YTF33
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to issuer(2)
Per note:	$1,000.00	$	$
Total:	$	$	$

(1) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and, if the notes priced today, would receive an underwriting fee of approximately $5.00 per note sold in this offering. The underwriting fee is variable but in no event will the underwriting fee exceed $5.00 per note. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. You should refer to “Risk Factors” and “General Information—Fees and selling concessions” in this pricing supplement for more information. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(2) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional fixed rate debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated May 14, 2018

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. We also urge you to consult your investment, legal, tax, accounting and other advisers before you decide to invest in the notes. Citigroup Inc. will release quarterly earnings on April 15, 2019, which is during the marketing period and prior to the pricing date of these notes.

▪	The amount of interest payable on the notes will vary. The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary based on the level of 3-month U.S. dollar LIBOR plus a spread of 0.40% per annum and may be as low as the minimum interest rate. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if 3-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that quarterly interest period; interest payments for any other quarterly interest period will vary.

▪	The yield on the notes may be lower than the yield on a conventional fixed-rate debt security of ours of comparable maturity. The interest rate payable on the notes during any interest period is variable and may be as low as the minimum interest rate. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or perceived changes to the creditworthiness of either entity may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of the creditworthiness of Citigroup Global Markets Holdings Inc. or Citigroup Inc. Any decline or anticipated decline in the credit ratings of either entity, or any increase or anticipated increase in the credit spreads of either entity is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of either Citigroup Global Markets Holdings Inc. or Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

PS-2

Citigroup Global Markets Holdings Inc.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of 3-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation of the level of 3-month U.S. dollar LIBOR in the event of the unavailability of the level of 3-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

▪	Hedging and trading activity by us or our affiliates could result in a conflict of interest. One or more of our affiliates will likely enter into hedging transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon 3-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the expected hedging activity, even if the value of the notes declines.

▪	The historical performance of 3-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of 3-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of 3-month U.S. dollar LIBOR during the term of the notes. Changes in the level of 3-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of 3-month U.S. dollar LIBOR will rise or fall.

▪	Uncertainty about the future of LIBOR may adversely affect 3-month U.S. dollar LIBOR and therefore the return on and the value of the notes. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect 3-month U.S. dollar LIBOR during the term of the notes and your return on the notes and the market for LIBOR-based securities, including the notes.

▪	The amount of interest payable on the notes will be determined using alternative methods if 3-month U.S. dollar LIBOR is no longer available on the Reuters designated LIBOR screen and will be calculated using a substitute or successor rate selected by us (or one of our affiliates) if 3-month U.S. dollar LIBOR is discontinued. If, during the term of the notes, 3-month U.S. dollar LIBOR is no longer quoted on the Reuters designated LIBOR screen described in “Determination of 3-Month U.S. Dollar LIBOR” below, 3-month U.S. dollar LIBOR will be determined using the alternative methods described in “Determination of 3-Month U.S. Dollar LIBOR” below. Any of these alternative methods may result in interest payments on the notes that are lower than or do not otherwise correlate over time with the interest payments that would have been made on the notes if the Reuters designated LIBOR page had remained available. Any of the foregoing may have an adverse effect on your return on the notes and their value.

Additionally, if during the term of the notes the issuer (or its affiliate) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, it will use a substitute or successor rate that it has determined, in its sole discretion after consulting with any source it deems to be reasonable, to be the industry-accepted substitute or successor rate, or, if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR. The issuer (or such affiliate) also will determine, in its sole discretion after consulting with any source it deems to be reasonable, any adjustments to the relevant methodology or definitions for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate. The issuer’s (or its affiliate’s) interests in making the determinations described above may be adverse to your interests as a holder of the notes and may have an adverse effect on your return on the notes and their value.

▪	You will have no rights against the publisher of 3-month U.S. dollar LIBOR. You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date will depend upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

PS-3

Citigroup Global Markets Holdings Inc.

General Information
Temporary adjustment period:	For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion in “United States Federal Tax Considerations” in the accompanying prospectus supplement, under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated March 8, 2016) will serve as trustee for the notes.
Use of proceeds and hedging:	An amount equal to the net proceeds of the sale of the notes will be allocated exclusively to finance or refinance, in whole or in part, “Eligible Green Assets”, which refers to loans and/or investments made by the Issuer and its affiliates (“Citigroup”) for assets or projects that meet

PS-4

Citigroup Global Markets Holdings Inc.

Citigroup’s Green Bond Eligibility Criteria (as defined below) in accordance with Citigroup’s Green Bond Framework (“Framework”). Citigroup has developed the Framework for notes issuances in order to finance projects that contribute to climate change mitigation as well as projects that promote sustainable infrastructure. The disclosure in this section regarding the use of proceeds of the notes supersedes the disclosure about the use of proceeds in the accompanying prospectus supplement and prospectus to the extent it is inconsistent with that disclosure. The Issuer will pay the cost of hedging its obligations under the notes from its general funds.

Eligible Green Projects

Citigroup’s “Green Bond Eligibility Criteria” reflect good practices for supporting the transition to a low-carbon economy through projects in one or more of the following areas (“Eligible Green Projects”):

•     Renewable energy including land acquisition and leasing, purchase of renewable energy applications and technologies and associated equipment, construction work, maintenance work, equipment manufacturing and energy storage.

•     Energy efficiency including warehouse facilities for residential energy efficiency loans, municipal district heating projects, commercial and residential energy efficiency projects and consumer finance companies that provide residential energy efficiency loans.

•     Sustainable transportation including building or operating mass transit and creating or constructing infrastructure to support mass transit.

•     Water quality and conservation including installation or upgrade of water treatment infrastructure, installation or upgrade of water capture and storage infrastructure, installation or upgrade of water irrigation systems and water metering activities to support conservation initiatives.

•     Green building including financing of existing or new construction / renovation of residential and commercial buildings that earn any of the following certifications; LEED Gold, LEED Platinum, or the Living Building Challenge.

Citigroup has developed a list of exclusionary criteria (“Exclusionary Criteria”) for the use of the proceeds from the sale of the notes. Citigroup commits itself to not knowingly be involved in financing any of the following projects or activities through the proceeds of this offering:

•     Large-scale hydropower plants that have a generation capacity of over 15MW;

•     Nuclear power plants; or

•     Fossil fuel projects, including refined or alternative coal technologies, gas-to-liquid projects and natural gas projects.

Project Evaluation and Selection Process

Citigroup’s specialist teams, including Corporate Sustainability and Environmental and Social Risk Management (“ESRM”) teams, are responsible for screening potential eligible assets against the Green Bond Eligibility Criteria. Once screened, Eligible Green Assets will be added to a single pool that Citigroup maintains (the “Green Bond Asset Portfolio”).

Citigroup’s selection process for the Eligible Green Assets takes into account the following objectives, features and benefits:

•     Each Eligible Green Asset included meets the Green Bond Eligibility Criteria for inclusion in the Green Bond Asset Portfolio.

•     Each Eligible Green Asset included is also reviewed to ensure compliance with Citigroup’s ESRM policies.

If Citigroup’s investment in any asset in the Green Bond Asset Portfolio is terminated or if an asset no longer meets the Green Bond Eligibility Criteria, Citigroup’s Corporate Sustainability and ESRM teams will remove the asset from the Green Bond Asset Portfolio.

Management of Proceeds

Citigroup’s Green Bond Asset Working Group (the “Group”) is responsible for supervising the Green Bond Asset Portfolio and total aggregate amount issued by Citigroup in Green Bonds, including the notes. The Group meets quarterly aiming to ensure that the aggregate amount in

PS-5

Citigroup Global Markets Holdings Inc.

the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds. For this purpose, the aggregate size and maturity of the Green Bond Asset Portfolio is monitored quarterly.

If for any reason the aggregate amount in the Green Bond Asset Portfolio is less than the total outstanding amount of Green Bonds issued, Citigroup will hold the balance unallocated amount in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in Citigroup’s liquidity portfolio until the amount can be allocated towards the Green Bond Asset Portfolio.

Reporting

Citigroup will publish a report (the “Green Bond Report”) on its website within a year from issuance of the notes and will renew it annually until full allocation and in case of any material changes. The Green Bond Report will detail the total amount of assets in the Green Bond Asset Portfolio and the total outstanding amount raised by Green Bond issuances, including the notes.

Furthermore, the Green Bond Report will provide details of eligible assets within the Green Bond Asset Portfolio along with the Issuer’s financial commitments to each asset; the total amount of unallocated proceeds, if any; and environmental impacts of the Green Bond Asset Portfolio to the extent it is practical to do so.

The Issuer has engaged external independent accountants to review that the assets included in the Green Bond Asset Portfolio meet the Green Bond Eligibility Criteria and are not invested in assets as defined by the Exclusionary Criteria. Further, the independent accountants have been engaged to review that the aggregate amount in the Green Bond Asset Portfolio is equal to or greater than the aggregate amount raised by Green Bonds, and to the extent the total amount of the outstanding bonds is greater than the aggregate amount in the Green Bond Asset Portfolio, the difference will be held in cash, cash equivalents and/or other liquid marketable instruments (including U.S. Treasury securities) in the Issuer’s liquidity portfolio.

ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $5.00 for each note sold in this offering. The actual underwriting fee will be equal to up to $5.00 for each note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers a selling concession of up to $5.00 for each note they sell.

Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Global Markets Holdings Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by us or our affiliates could result in a conflict of interest” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

PS-6

Citigroup Global Markets Holdings Inc.

Calculation agent:	Citibank, N.A., an affiliate of Citigroup Global Markets Holdings Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative. Third party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period multiplied by (ii) the number of days in the applicable interest period divided by 360.

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each interest period, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on the second London business day prior to the first day of that interest period, which we refer to as an interest determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the interest period will be the same as for the immediately preceding interest period.

Notwithstanding the foregoing, if, on or prior to any interest determination date, the issuer (or one of its affiliates) determines that 3-month U.S. dollar LIBOR has been discontinued or is permanently no longer being published, the issuer (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (a) the industry-accepted substitute or successor rate for 3-month U.S. dollar LIBOR or (b) if there is no such industry-accepted substitute or successor rate, a substitute or successor rate that is most comparable to 3-month U.S. dollar LIBOR.

Upon selection of a substitute or successor rate, the issuer (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count, the business day convention, the definition of business day, the relevant date on which the substitute or successor rate is determined for each interest period and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to 3-month U.S. dollar LIBOR, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

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A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Historical Information on 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR was 2.59975% on March 29, 2019. The graph below shows the published daily rate for 3-month U.S. dollar LIBOR for each day it was available from January 2, 2008 to March 29, 2019. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of 3-month U.S. dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to March 29, 2019

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with

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respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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